CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  705

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                                     Settle Date:   01/06/06

The Date of this Pricing SupplementDecember 19, 2005

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                    Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QS28   5.15%          01/15/13        100%                 1.3%                Semi-Annually                YES            YES             Callable at 100% beginning 01/15/08

                                                                                                                                                                                                                        and semi-annually thereafter.

                                1st Payment             Day

Dealer                            Date                   Count       Yield(3)   Moody’s/S&P rating

ABN AMRO Inc.        07/15/06                               30/360     5.15                  A2/A

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   Prior to the issuance of the PowerNotes® covered by this

Pricing Supplement, $816.337 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

Yields are quoted on a semi-annual bond equivalent yield basis.